[LOGO OF UNITED TECHNOLOGIES APPEARS HERE]

Dear Fellow Shareowner:

  You are cordially invited to attend our 1995 Annual Meeting of Shareowners of United Technologies Corporation to be held April 25, 1995 at THE DRAKE HOTEL, 140 EAST WALTON PLACE, CHICAGO, ILLINOIS. The doors will open at 10:30 a.m. and the meeting will begin at 11:00 a.m.

  At the meeting, we will report on the operations, progress and plans of the Corporation, and give you an opportunity to ask questions. If you are unable to attend, you may read a summary of the annual meeting proceedings in the First Quarter Report to Shareowners.

  The annual meeting is open to all shareowners or their authorized representatives. To attend the meeting, complete and return the enclosed postage-paid reservation card directly to the Corporation. An admission ticket will be mailed to you.

  If your shares are held of record by a broker or other nominee in street name and you wish to attend the meeting, your broker or nominee must give written notice to the Corporation that you are its authorized representative for those shares.

  Your vote is important, and we urge you to execute and return the proxy card in the envelope provided whether or not you plan to attend the meeting. If you decide to attend the annual meeting, you can still vote your shares in person, if you wish.

  We hope to see you on April 25th.

                                            Robert F. Daniell
                                            Chairman

                                            George David
                                            President and
                                            Chief Executive Officer

Hartford, Connecticut
March 24, 1995

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Notice of Annual Meeting.................................................   1
Proxy Statement..........................................................   2
General Information Concerning the Board of Directors....................   2
Item No. 1--Election of Directors........................................   4
  Nominees for Board of Directors........................................   4
  Security Ownership of Directors and Executive Officers.................   7
Item No. 2--Appointment of General Auditor...............................   9
Item No. 3--Approval of an Amendment to the United Technologies
  Corporation Annual Executive Incentive Compensation Plan...............  10
Item No. 4--Approval of an Amendment to the United Technologies
  Corporation Long Term Incentive Plan...................................  13
Item No. 5--Shareowner Proposal regarding Executive Compensation.........  15
Report of the Committee on Compensation and Executive Development........  17
Compensation of Executive Officers.......................................  21
Other Business...........................................................  25
Proxies and Voting.......................................................  25
Annual Report............................................................  27
Appendix A...............................................................  28
Appendix B...............................................................  30

[LOGO OF UNITED TECHNOLOGIES APPEARS HERE]

                           NOTICE OF ANNUAL MEETING

                                APRIL 25, 1995

To the Owners of Common and Preferred Stock:

  The Annual Meeting of Shareowners of United Technologies Corporation will be held at THE DRAKE HOTEL, 140 EAST WALTON PLACE, CHICAGO, ILLINOIS at 11:00 a.m. on Tuesday, April 25, 1995 to consider and take action on the following items:

    1. Election of twelve directors.

    2. Appointment of General Auditor.

    3. Approval of an Amendment to the Corporation's Annual Executive Incentive Plan.

    4. Approval of an Amendment to the Corporation's Long Term Incentive
       Plan.

    5. A shareowner proposal regarding executive compensation.

    6. Such other business as may properly come before the meeting or any adjournment thereof.

  Only owners of Common and Series A ESOP Convertible Preferred Stock of record at the close of business on March 10, 1995 are entitled to notice of and to vote at the meeting. A list of such shareowners will be available at the time and place of the meeting and during the ten days prior to the meeting at the offices of Bartlit Beck Herman Palenchar & Scott, 54 West Hubbard Street, Chicago, Illinois.

  We urge you to sign and date the enclosed proxy card and return it at once in the enclosed envelope.

                                       William H. Trachsel
                                       Vice President and Secretary

March 24, 1995

                        UNITED TECHNOLOGIES CORPORATION

                                PROXY STATEMENT

  This Proxy Statement is first being mailed to shareowners on or about March 24, 1995 soliciting proxies by the Board of Directors of United Technologies Corporation, One Financial Plaza, Hartford, Connecticut 06101, for the Annual Meeting of Shareowners of the Corporation to be held on Tuesday, April 25, 1995, at the time and place and for the purposes set forth in the Notice of Annual Meeting.

RECORD DATE AND OUTSTANDING SHARES

  The record date for determining those shareowners entitled to vote at the Annual Meeting was March 10, 1995. At that date, the Corporation had outstanding 141,484,923 shares of stock consisting of 127,851,410 shares of Common Stock and 13,633,513 shares of Series A ESOP Convertible Preferred Stock. Each share of Common Stock is entitled to one vote. Each share of Series A ESOP Preferred Stock is entitled to 1.3 votes. The total number of votes entitled to be cast at the meeting is 145,574,977.

  The Capital Group Companies, Inc., 333 South Hope Street, Los Angeles, CA 90071, has advised the Corporation that certain of its operating subsidiaries exercised as of December 31, 1994, investment discretion with respect to 8,338,400 shares, or 6.69% of Common Stock of the Corporation.

  The FMR Corporation, 82 Devonshire Street, Boston, MA 02109, has advised the Corporation that it exercised as of December 31, 1994, investment discretion with respect to 7,693,253 shares, or 6.17% of the Common Stock of the Corporation.

  The Corporation knows of no other person who is the beneficial owner of over 5% of its Common Stock. All Series A ESOP Preferred Stock is held by Bankers Trust Company, One Bankers Trust Plaza, New York, New York 10006, trustee on behalf of employees of the Corporation who participate in the Corporation's Employee Savings Plan.

CUMULATIVE VOTING

  In the election of directors of the Corporation, each owner of Common Stock is entitled to as many votes as equal the number of shares of his or her stock multiplied by the number of directors to be elected and the owners of the Series A ESOP Preferred are entitled to as many votes as equal 1.3 times the number of shares of stock multiplied by the number of directors to be elected. By giving written instructions to the Corporation, shareowners may cast all such votes for a single director or may distribute such votes among any two or more of the nominees, as they see fit. If no written instruction is given, the votes will be evenly distributed among all the management nominees. A shareowner may withhold a vote for a particular management nominee by writing the nominee's name on the proxy card in the space provided. Under those circumstances, unless other instructions are given in writing, the shareowner's votes will then be evenly cast among the remaining management nominees.

             GENERAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

  Board of Directors--Directors are elected annually by the shareowners. Nominees are selected by the Board upon recommendation of its Nominating Committee and are chosen for their ability and integrity. As a group, they are expected to bring to the Board experience in national and international business matters, an awareness of the appropriate role of the Corporation in society, and a diversity of opinion and insight. The Board met nine times during 1994 with an average attendance of 95%. All incumbent directors attended more than 75% of the aggregate total number of meetings of the Board and the Committees on which he or she served.

  The Board has established six permanent committees to assist it in the discharge of its responsibilities. Their functions are described below:

  Executive Committee--The Executive Committee may exercise all powers of the Board of Directors in the management of the Corporation except those powers that the Bylaws specifically reserve to the entire Board (e.g., amend the Bylaws, declare dividends). Although the Executive Committee has very broad powers, in practice it meets only when it would be inconvenient to call a meeting of the Board. The members of the Executive Committee, which met once during 1994, are Robert F. Daniell, Chairman; Antonia Handler Chayes, George David, Robert H. Malott and Jacqueline G. Wexler.

  Audit Review Committee--The Audit Review Committee recommends to the Board a nominee for General Auditor of the Corporation, approves services rendered by and meets with the General Auditor and with the Corporation's internal auditors to receive reports with regard to all auditing matters. The members of the Audit Review Committee, which met five times during 1994, are Howard H. Baker, Jr., Chairman; Antonia Handler Chayes, Robert F. Dee, Pehr G. Gyllenhammar, Robert H. Malott, and Jacqueline G. Wexler.

  Committee on Compensation and Executive Development--The Committee on Compensation and Executive Development makes recommendations to the Board on compensation actions involving senior executives of the Corporation. The Committee approves compensation actions involving all elected officers of the Corporation, and periodically reviews in the aggregate, annual salaries of all executives. The Committee approves long term incentive awards for elected officers and certain key executives of the Corporation, and reviews and administers the incentive compensation, long term incentive and other compensation plans of the Corporation. It also reviews and makes recommendations to the Board on policies and programs for the development of management personnel and management structure and organization. The members of the Committee on Compensation and Executive Development, which met nine times during 1994, are Robert F. Dee, Chairman; Howard H. Baker, Jr., Charles W. Duncan, Jr., Charles R. Lee, Harold A. Wagner, and Jacqueline G. Wexler.

  Finance Committee--The Finance Committee is responsible for reviewing and making recommendations to the Board on the management of the financial resources of the Corporation. This Committee also reviews such major financial strategies and transactions and major acquisitions and divestitures as may be referred to it by the Chief Executive Officer of the Corporation. The members of the Finance Committee, which met five times during 1994, are Charles W. Duncan, Jr., Chairman; Robert F. Daniell, George David, Pehr G. Gyllenhammar, Gerald D. Hines, Charles R. Lee, and Robert H. Malott.

  Nominating Committee--The Nominating Committee is responsible for making recommendations to the Board on candidates for the Board and on the qualifications and retirement of existing members of the Board. This Committee also is responsible for other matters referred to it by the Board. The Nominating Committee considers nominees recommended to it in writing by shareowners. The members of the Nominating Committee, which met three times during 1994, are Robert H. Malott, Chairman; Robert F. Dee and Charles W. Duncan, Jr.

  Public Issues Review Committee--The Public Issues Review Committee has oversight responsibility for the Corporation's response to such public issues as equal employment opportunity, the environment, and safety in the workplace. In addition, the Committee has oversight responsibility for the Corporation's contributions program and political action committees. The members of the Public Issues Review Committee, which met six times during 1994, are Jacqueline G. Wexler, Chairman; Howard H. Baker, Jr., Antonia Handler Chayes, Robert F. Dee, Pehr G. Gyllenhammar, Gerald D. Hines and Harold A. Wagner.

                                  ITEM NO. 1
                             ELECTION OF DIRECTORS

BOARD OF DIRECTORS NOMINEES

  Eleven of the nominees were elected directors at the 1994 Annual Meeting. Mr. Wagner was elected a director in July 1994. Should any of these nominees become unavailable to accept nomination or election as a director, the proxy holders will, at their discretion, vote the shares that they represent for the election of such other persons as the Board of Directors may recommend, unless the Board reduces the number of directors. Information regarding each nominee as of January 1, 1995, including their ownership of Common Stock and Series A ESOP Preferred Stock of the Corporation, is presented below:


[PHOTO OF         Howard H. Baker, Jr., Partner, Baker, Donelson, Bearman &
HOWARD H. BAKER,  Caldwell (attorneys). Senator Baker was a member of the
JR. APPEARS       United States Senate from 1967 through 1984, where he served
HERE]             two terms as Minority Leader and two terms as Majority
                  Leader. He was the Chief of Staff for the President from February 1987 to July 1988. Senator Baker is a director of
                  Federal Express Corporation, WMX Technologies, Inc., and
                  Pennzoil Company, and a trustee of the Mayo Clinic. He is 69 and has been a director since 1990.




[PHOTO OF ANTONIA Antonia Handler Chayes, President of the Consensus Building
HANDLER CHAYES    Institute and Senior Consultant to Endispute Incorporated,
APPEARS HERE]     Boston, Massachusetts (conflict prevention and alternative dispute resolution). Ms. Chayes served as Assistant
                  Secretary of the United States Air Force from 1977 to 1979, and as Under Secretary from 1979 to 1981. She is a member of the DOD-CIA Joint Security Commission. She teaches at the
                  Kennedy School of Government and is Co-Director of the Compliance Project of the Program on Negotiation at the Harvard Law School. She is a member of the American Law
                  Institute and the Council on Foreign Relations. Ms. Chayes also sits on the Advisory Board of the Columbia University
                  School of International and Public Affairs. She is 65 and has been a director of the Corporation since 1981.




[PHOTO OF ROBERT  Robert F. Daniell, Chairman, United Technologies
F. DANIELL        Corporation. Mr. Daniell served as President of Sikorsky
APPEARS HERE]     Aircraft from 1981 to 1983, and Vice President of United
                  Technologies from 1982 to 1983. He was elected Senior Vice
                  President--Defense Systems in 1983. Mr. Daniell was elected
                  President and Chief Operating Officer in 1984 and named to the additional post of Chief Executive Officer, effective
                  January 1, 1986. He was elected Chairman, effective January
                  1, 1987. Mr. Daniell relinquished the offices of President and Chief Operating Officer in February 1992 and the office of Chief Executive Officer in April, 1994 upon the election of Mr. George David to those posts. Mr. Daniell is a director of Shell Oil Co. and The Travelers Inc. He is 61 and has been a director of the Corporation since 1984.

[PHOTO OF GEORGE  George David, President and Chief Executive Officer, United
DAVID APPEARS     Technologies Corporation. Mr. David served as President and
HERE]             Chief Executive Officer of Otis Elevator Company from 1986 through 1988, and as Chairman of Otis from 1987 through today. He was elected to the office of Senior Vice President of the Corporation in 1988, and Executive Vice President and President, Commercial/ Industrial in 1989. In February 1992,
                  Mr. David was elected President and Chief Operating Officer of the Corporation and in April 1994 he was elected Chief
                  Executive Officer. Mr. David is a director of Northeast
                  Utilities and President of the Board of Trustees of the Graduate School of Business Administration at The University of Virginia. He is 52 and has been a director of the Corporation since 1992.




[PHOTO OF ROBERT  Robert F. Dee, retired Chairman of the Board, SmithKline
F. DEE APPEARS    Beckman Corporation, Philadelphia, PA (pharmaceuticals). Mr.
HERE]             Dee served as Chief Executive Officer of SmithKline Beckman
                  Corporation from 1972 to 1982. He is a director of Air
                  Products and Chemicals, Inc., Health Trust, Inc., and Volvo
                  North America Corporation. He is a member of The Business
                  Council, The Conference Board and the Management Executives'
                  Society and serves on the Board of Trustees of The
                  Eisenhower Exchange Fellowship. He is 70 and has been a director of the Corporation since 1981.




[PHOTO OF CHARLES Charles W. Duncan, Jr., Private Investor, Houston, Texas.
W. DUNCAN, JR.    Mr. Duncan has been involved in private investments since
APPEARS HERE]     1981. Mr. Duncan served as Secretary of the United States
                  Department of Energy from 1979 to 1981. He is a director of American Express Company, American Express Bank, Ltd., The
                  Coca-Cola Company, Newfield Exploration Co., Chemical
                  Banking Corporation, Panhandle Eastern Corporation and Texas
                  Commerce Bancshares, Inc. and is a member of the International Advisory Board of Elf Aquitaine. Mr. Duncan is
                  68 and has been a director of the Corporation since 1981.




[PHOTO OF PEHR G. Pehr G. Gyllenhammar, Chairman of MC European Capital
GYLLENHAMMAR      (Holdings) SA, London, England, and former Executive
APPEARS HERE]     Chairman, AB Volvo, Goteborg, Sweden. Mr. Gyllenhammar
                  served as Managing Director and Chief Executive Officer of
                  AB Volvo from 1971 to 1983, as Chairman and Chief Executive
                  Officer until 1990, and as Executive Chairman from 1990 to December 1993. He is a director of Kissinger Associates,
                  Inc., Pearson plc., Reuters Holdings plc. and Philips
                  Electronics NV. He is also Chairman of Swedish Ships'
                  Mortgage Bank. Mr. Gyllenhammar is 59 and has been a director of the Corporation since 1981.

[PHOTO OF GERALD  Gerald D. Hines, Founder and Chairman of Hines Interests
D. HINES APPEARS  Limited Partnership, an international real estate
HERE]             development and management firm, in Houston, Texas. Mr.
                  Hines served on the Board of the Federal Reserve Bank of Dallas from 1975 through 1983, and held the office of Chairman of the Federal Reserve Bank of Dallas from 1981 through 1983. He is a trustee of the Urban Land Institute, and is a director of the Urban Land Research Foundation. Mr. Hines is 69 and has been a director of the Corporation since 1989.




[PHOTO OF CHARLES Charles R. Lee, Chairman and Chief Executive Officer of GTE
R. LEE APPEARS    Corporation, Stamford, Connecticut (telecommunications). Mr.
HERE]             Lee has served since 1992 as Chairman and Chief Executive
                  Officer of GTE. Since joining GTE in 1983, Mr. Lee served as
                  Senior Vice President of Finance from 1983 to 1986, Senior
                  Vice President Finance and Planning from 1986 to 1988, and from 1988 to 1992 he served as President, Chief Operating
                  Officer and a director of GTE. He is a director of Contel
                  Cellular Inc., The Proctor & Gamble Company and USX
                  Corporation. He is a member of the Business Roundtable, a Trustee Fellow of the Board of Trustees of Cornell
                  University, a trustee of the National Planning Association, a director of the New American Schools Development
                  Corporation, a member of The Conference Board, Harvard
                  Business School's Board of Directors of the Associates, and a director of the Stamford Hospital Foundation. He is 55 and has been a director of the Corporation since 1994.




[PHOTO OF ROBERT  Robert H. Malott, Chairman of the Executive Committee of the
H. MALOTT         Board and former Chairman of the Board and Chief Executive
APPEARS HERE]     Officer, FMC Corporation, Chicago, Illinois (manufacturer of machinery and chemicals). He is on the Board of Amoco
                  Corporation, Rubatex Corporation, and Swiss Bank Corporation
                  (Council of International Advisors). He is on the Board of the National Museum of Natural History (Chairman), the
                  National Park Foundation, The Aspen Institute, the Lyric
                  Opera of Chicago, the American Enterprise Institute, the
                  Hoover Institution, and Argonne National Laboratories, and is a member of The Business Council and the Policy Committee of the Illinois Business Roundtable. He is on the Board of Trustees of the University of Chicago. Mr. Malott is 68 and has been a director of the Corporation since 1980.




[PHOTO OF HAROLD  Harold A. Wagner, Chairman, President and Chief Executive
A. WAGNER APPEARS Officer, Air Products and Chemicals, Inc., Allentown,
HERE] Pennsylvania (industrial gases and chemicals). Mr. Wagner served as President, Air Products and Chemicals, Europe 1988-1990, Executive Vice President, Gases and Equipment 1990-1991, President and Chief Operating Officer 1991-1992 and Chairman, President and Chief Executive Officer since 1992. He is a director of Daido-Hoxan, a member of the Business Council, the Policy Committee of the Business Roundtable, and vice-chairman of the Pennsylvania Business Roundtable. Mr. Wagner also serves on the Board of Trustees of Lehigh University and the Committee for Economic Development. Mr. Wagner is 59 and has been a director of the Corporation since 1994.

[PHOTO OF         Jacqueline G. Wexler retired as President of the National
JACQUELINE G.     Conference of Christians and Jews, New York, New York, on
WEXLER APPEARS    December 31, 1990. Mrs. Wexler is a former President of
HERE]             Hunter College of the City University of New York. Mrs.
                  Wexler joined Academic Consulting Associates as a Senior
                  Associate in 1980 and was named President the same year.
                  Mrs. Wexler served in that capacity until 1982. She is a director of Interpublic Group of Companies, Incorporated.
                  Mrs. Wexler is 68 and has been a director of the Corporation since 1978.



            SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table lists all stock based holdings at January 1, 1995 for each current director, each of the Corporation's executive officers named in the Summary Compensation Table and all directors and executive officers as a group. At January 1, 1995, none of such directors or executive officers owned or had the right to acquire under employee stock options exercisable within 60 days, more than 1% of the Common Stock of the Corporation. Directors and executive officers as a group owned or had the right to acquire under employee stock options exercisable within 60 days, 1.7% of the Common Stock of the Corporation.

                                  CLASS OF         SHARES BENEFICIALLY
   NAME                          SECURITIES             OWNED (1)      TOTAL (2)
   ----                   ------------------------ ------------------- ---------
Howard H. Baker, Jr. ...           Common                   2,000          2,257
Antonia Handler Chayes..           Common                   1,850          1,850
Robert F. Daniell.......           Common                 503,472        563,768
                          Series A ESOP Preferred             634            634
George David............           Common                 435,380        759,349
                          Series A ESOP Preferred             618            618
Robert F. Dee...........           Common                   1,400          1,657
Charles W. Duncan, Jr. .           Common (3)              10,400         10,657
Pehr G. Gyllenhammar....           Common                     200          1,457
Gerald D. Hines.........           Common                   5,250          5,250
Charles R. Lee..........           Common                   3,225          3,225
Robert H. Malott........           Common                   1,400          1,657
Harold A. Wagner........           Common                   1,115          1,115
Jacqueline G. Wexler....           Common                   1,650          1,650
Karl J. Krapek..........           Common                 136,580        291,580
                          Series A ESOP Preferred             631            631
Stephen F. Page.........           Common                  17,980         64,843
                          Series A ESOP Preferred             111            111
Irving B. Yoskowitz.....           Common                 153,485        172,463
                          Series A ESOP Preferred             636            636
Directors & Executive
 Officers as a Group
 (30)...................           Common               2,050,001      2,858,600
                          Series A ESOP Preferred          10,000         10,000
-------
  (1) Included in the number of shares beneficially owned by Messrs. Daniell, David, Krapek, Page and Yoskowitz and all directors and executive officers as a group are 379,474; 371,805; 100,330; 6,384; 117,724 and 1,589,180 shares, respectively, as to which such persons have the right to acquire within 60 days pursuant to employee stock options; 110,073; 51,442; 23,665; 2,500; 27,881 and 323,954 shares, respectively, as to which such persons have sole voting and investment powers; and 13,925; 12,133; 12,585; 9,096; 7,880, and
129,810
shares, respectively, as to which such persons have sole voting but no investment powers. Executive officers as a group have shared voting and investment power with respect to 3,057 shares of Common Stock and 10,000 shares of Series A ESOP Preferred Stock. The following directors have sole voting but no investment powers with respect to the following number of shares: Ms. Chayes, Mrs. Wexler, Messrs. Baker, Hines, Lee, Malott and Wagner--1000 shares, and Mr. Dee--800 shares. These directors, as well as Mr. Gyllenhammar, have sole voting and investment power with respect to the balance of their holdings of Common Stock.

  (2) This column shows the individual's stock based holdings at January 1, 1995, including the equity securities in the Securities Beneficially Owned column and described in footnote (1). The value of these holdings will increase or decrease with the price of the Corporation's stock. The figures also include, as appropriate, stock options that are not exercisable within 60 days, deferred stock units of executives who elect to defer a portion of compensation in the UTC Stock Unit Account under the Deferred Compensation Program, restricted share units of directors who are foreign nationals, and directors deferred stock units which will be converted to Common Stock of the Corporation upon a director's termination of board service as to all of which there is no voting or investment power.

  (3) Includes 5,400 shares owned directly by Mr. Duncan as to which he has sole voting and investment powers; 4,000 shares owned by a partnership in which Mr. Duncan is both a Limited Partner and a General Partner, as to which he has shared voting and investment powers; and 1,000 shares as to which he has sole voting but no investment powers.

CERTAIN FILINGS

  As required by Securities and Exchange Commission Rules, the Corporation notes that one retired officer, Frank W. McAbee, Jr., did not timely file a Form 4 covering two transactions that occurred in February 1994, involving shares of the Corporation's Common Stock. An amended Form 4 was filed in June 1994 when the oversight was discovered.

CERTAIN TRANSACTIONS

  The law firm of Baker, Donelson, Bearman, & Caldwell (formerly Baker, Worthington, Crossley, Stansberry & Woolf), of which Senator Baker is a partner, is retained from time to time for legal services.

  The Corporation and its subsidiaries have transactions in the ordinary course of business with other unaffiliated corporations of which certain of the non-employee directors are officers or directors. The Corporation does not consider the amounts involved in such transactions material in relation to its business and believes that such amounts are not material in relation to the businesses of such other corporations or the interests of the directors involved.

COMPENSATION OF DIRECTORS

  Fees and other benefits are provided to directors who are not employees of the Corporation. The aggregate amount of directors' fees paid for the fiscal year ended December 31, 1994 was $566,750. No fees or other benefits are provided to employees of the Corporation for serving as directors. Fees paid to non-employee directors consist of a basic annual retainer of $25,000, additional retainers of $3,000 for each Committee chairmanship and $2,500 for each Committee membership, and a fee of $1,000 for each Board and Committee meeting attended. Beginning with calendar year 1994, sixty percent of each non-employee director's basic annual retainer is paid, at the election of such director, either in shares of Common Stock of the Corporation or in deferred stock units which automatically convert to shares of Common Stock upon termination of service on the Board.

  Under the Directors' Deferred Compensation Plan, non-employee directors may make an irrevocable election each year to defer receipt of all or a portion of the following year's annual retainer and fees that would be paid in cash. This deferred remuneration is credited with interest at a rate that is at least equal to the rate being paid from time to time on the income fund under the Corporation's Savings Plan. Amounts deferred and the earnings thereon are paid to the participant in cash in one or more annual installments, following termination of service as a director. One non-employee director is participating in the Directors' Deferred Compensation Plan.

  As part of a program intended to promote a closer identity between shareowners and the directors, non-employee directors receive a grant of United Technologies Corporation restricted Common Stock equal to 200 shares for each year of service remaining between the grant date and their scheduled retirement date, but in no case exceeding 1,000 shares per director. The shares vest in increments of 200 shares on the date of each Annual Meeting of Shareowners, but may not be transferred to the director until such director retires or resigns from the Board. Should the director leave the Board before all restricted shares vest, the non-vested shares will be forfeited, except that in the event of the death or disability of the director, a change in control, or when a director retires or resigns to accept full time employment with a charity, a not-for-profit institution or the state, federal or local government, all shares not previously vested, will vest immediately. In lieu of Common Stock, any foreign national who serves as a director is eligible to receive a one-time grant of restricted share units, each unit being equal in value to a share of Common Stock. Vesting provisions for units are the same as restricted stock. At retirement, a cash payment equal to the then-current value of a share of Common Stock will be paid to the foreign director for each vested unit. Each unit and share of restricted stock will generate a quarterly cash payment to the holder equal to the dividend paid on a share of Common Stock.

  Under the Directors' Retirement Plan, a non-employee director who has served as a director for five or more years receives an annual retirement benefit equal to the highest annual Board retainer in effect for directors of the Corporation during the director's years of service. The benefit is payable for a period equal to the director's years of service or 15 years, whichever is shorter.

  Effective January 1, 1995, as part of its overall program of support for charitable institutions and to attract and retain qualified Directors, the Board of Directors established the Directors' Charitable Gift Program funded by life insurance on the lives of the members of the Board of Directors. Under this Program the Corporation, following the death of a director, intends to make charitable contributions of up to a total of $1 million, with such contributions to be allocated among up to four charitable organizations. At this date all current Directors are participants in this Program. Beneficiary organizations are recommended by Directors and must be tax-exempt under
Section 501(c)(3) of the Internal Revenue Code. Donations ultimately paid by the Corporation are expected to be deductible from taxable income for purposes of federal and other income taxes payable by the Corporation in accordance with the tax laws applicable at the time. Directors derive no financial benefit from the Program since all insurance proceeds and charitable deductions accrue solely to the Corporation.

                                  ITEM NO. 2
                        APPOINTMENT OF GENERAL AUDITOR

  The Audit Review Committee has nominated the firm of Price Waterhouse LLP to be General Auditor of the Corporation, to act until the 1996 Annual Meeting. During 1994, Price Waterhouse LLP provided the Corporation with audit and related services, as well as certain non-auditing services. Fees for services provided totaled approximately $19,967,900. Services rendered by Price Waterhouse LLP are approved by the Audit Review Committee and reviewed for any possible effect on independence; whenever possible, this approval is obtained prior to the rendering of the service and in other cases as soon thereafter as practicable.

  Representatives of Price Waterhouse LLP are expected to be present at the annual meeting with the opportunity to make such statements as they desire. They will also be available to respond to appropriate questions from shareowners.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF PRICE WATERHOUSE LLP AS GENERAL AUDITOR OF THE CORPORATION.

                                  ITEM NO. 3
              APPROVAL OF AN AMENDMENT TO THE UNITED TECHNOLOGIES
           CORPORATION ANNUAL EXECUTIVE INCENTIVE COMPENSATION PLAN

  On February 6, 1995, the Board of Directors authorized an amendment to the Corporation's Annual Executive Incentive Compensation Plan (the "Annual Incentive Compensation Plan"), effective January 1, 1995, to add a new incentive performance pool from which future awards may be paid to certain covered employees (the "Covered Employee Performance Pool"). The Board of Directors is submitting the amendment which establishes a Covered Employee Performance Pool to shareowners for approval at the Annual Meeting. The text of the amendment is set forth in Appendix A hereto. The purpose of the amendment is to make Annual Incentive Compensation Plan awards to the covered employees contingent on a specific corporate performance measurement (as described below). This is intended to preserve the Corporation's federal tax deductions with respect to award payments that might otherwise not be deductible as a result of recent changes in the Internal Revenue Code. The summary below is merely a description of the Annual Incentive Compensation Plan and the Covered Employee Performance Pool and is subject in its entirety to the actual terms thereof.

CURRENT PROVISIONS OF THE ANNUAL INCENTIVE COMPENSATION PLAN

  The purpose of the Annual Incentive Compensation Plan is to provide incentive for those employees of the Corporation whose efforts and accomplishments contribute to the successful management of the Corporation and its businesses. The Annual Incentive Compensation Plan is an important component of the Corporation's executive compensation program. The Annual Incentive Compensation Plan provides that the Board of Directors, acting upon the recommendation of the Committee on Compensation and Executive Development (the "Committee"), may set aside a Corporate Annual Incentive Compensation Fund (the "Corporate Fund") for each fiscal year of the Corporation during which an aggregate Common Stock dividend of not less than $1.00 is paid. The Committee may authorize the Chief Executive Officer of the Corporation to set aside for each fiscal year one or more Operating Unit Annual Incentive Compensation Funds (the "Operating Unit Funds").

  The Board of Directors, acting upon the recommendation of the Committee, determines the amount set aside in the Corporate Fund, as well as the amount of individual incentive compensation payments to be made to executives from that fund. Subject to such limitations and standards as may from time to time be established by the Committee, the Chief Executive Officer of the Corporation determines the amount set aside in the Operating Unit Funds for any fiscal year, as well as the amount of individual payments to be made to executives from the Operating Unit Funds.

ADDITION OF NEW COVERED EMPLOYEE PERFORMANCE POOL TO THE ANNUAL INCENTIVE COMPENSATION PLAN

  GENERAL. Section 162(m) of the Internal Revenue Code provides that, effective for tax years beginning on or after January 1, 1994, a publicly owned corporation may not deduct compensation in excess of $1 million per year paid to the Corporation's Chief Executive Officer and its four other most highly paid executive officers, subject to certain exceptions. One such exception is for performance-based compensation paid pursuant to a shareowner-approved plan that satisfies certain conditions of
Section 162(m). The proposed Covered Employee Performance Pool portion of the Annual Incentive Compensation Plan provides for the award of annual bonuses to the Chief Executive Officer and the four other most highly compensated executives of the Corporation based on the Corporation's "Adjusted Net Income" for each such year. Consistent with the purpose of the Annual Incentive Compensation Plan, the Covered Employee Performance Pool is intended to: (i) promote the interest of the Corporation by providing incentives and awards to its most senior executive officers on the basis of overall corporate financial performance as measured by "Adjusted Net Income"; and (ii) qualify their awards as performance-based and tax deductible under Section 162(m).

  ELIGIBILITY. In each year, the only individuals eligible to participate in the Covered Employee Performance Pool will be those individuals who are, on the last day of the year, the Corporation's Chief Executive Officer and the four other most highly-paid officers of the Corporation and its subsidiaries (such individuals being referred to herein as "Participants"). Individuals who are Participants will not receive any other award under the Annual Incentive Compensation Plan. Annual Incentive Compensation Plan participants who do not participate in the Covered Employee Performance Pool will be eligible to receive awards under the Plan, determined without regard to the Covered Employee Performance Pool.

  DETERMINATION AND ALLOCATION OF THE COVERED EMPLOYEE PERFORMANCE
POOL. Bonuses under the Covered Employee Performance Pool will be allocated to the Participants in each year out of a pool equal to 0.75% of the Corporation's "Adjusted Net Income" for such year. The Corporation's "Adjusted Net Income" for a year is the Corporation's net income reported on its consolidated financial statement included in its Annual Report on Form 10-K for such year, adjusted to eliminate: (i) restructuring charges to the extent they are separately disclosed in the Corporation's Annual Report; (ii) the effects of changes in accounting principles; and (iii) "extraordinary items" determined under generally accepted accounting principles.

  Subject to the Committee's right to reduce any Participant's award as described below, the amount set aside under the Covered Employee Performance Pool will be allocated to each Participant as follows: 30 percent of the pool to the Chief Executive Officer and 17.5 percent of the pool to each of the four other Participants. Awards allocated to a Participant will be paid to the Participant in cash or partly in cash and partly in stock, as determined by the Committee.

  ADMINISTRATION. The Covered Employee Performance Pool portion of the Annual Incentive Compensation Plan will be administered by the Committee, which shall have sole authority thereunder to interpret any provision of the Covered Employee Performance Pool portion of the Annual Incentive Compensation Plan. The amount of the bonus pool in any year and the allocation thereof to the Participants will be certified by the Committee as soon as practicable after the Corporation closes its financial books for the year and prior to any payment of an award for such year.

  The Committee may reduce, but not increase, a Participant's award under the Covered Employee Performance Pool in its sole discretion, based on the Committee's evaluation of the performance of the Corporation or the executive, the relationship of the award to other elements of the Corporation's executive compensation program and based on such other factors as the Committee may deem appropriate. The reduction of one Participant's award will not cause an increase or a decrease in any other Participant's award. As described in the report of the Committee on page 17, the Committee frequently utilizes information about certain competitor companies' compensation practices, including information provided by outside consultants, in setting the compensation of the Corporation's senior executive officers. While the Covered Employee Performance Pool is designed to make annual bonuses paid to Participants contingent on Adjusted Net Income and to preserve the Corporation's compensation deduction in respect of such bonuses, the Committee believes that competitive compensation practices should continue to be an important factor in determining the appropriate level of compensation of its executive officers. Accordingly, the Committee anticipates that if the allocation of an award to any Participant would result in the Participant receiving a total amount of compensation in excess of an amount the Committee believes to be competitive, the Committee will likely exercise its discretion to reduce the Participant's award under the Covered Employee Performance Pool for the purpose of effecting an aggregate executive compensation package that is consistent with the objective of providing a competitive executive compensation program. Similarly, the Committee may exercise its right to reduce a Participant's award that otherwise would be payable under the Covered Employee Performance Pool based on its subjective evaluation of the Participant's performance as well as its evaluation of overall corporate and applicable business unit performance.

  AMENDMENT AND TERMINATION. The Committee may discontinue or terminate the Covered Employee Performance Pool in whole or in part at any time and may amend the Covered Employee Performance Pool in any respect at any time, subject to certain restrictions.

  PLAN BENEFITS. Because awards under the Covered Employee Performance Pool portion of the Annual Incentive Compensation Plan are determined based on the Corporation's annual Adjusted Net Income, it is not currently possible to determine the amounts that will be payable under the Annual Incentive Compensation Plan for 1995. Further, because the amounts payable to any Participant under the Covered Employee Performance Pool may be reduced by the Committee in its discretion, the amount that would have been paid in 1994 had the Covered Employee Performance Pool been in effect likewise is not determinable. The table below reflects the amounts that would have been allocated under the Covered Employee Performance Pool for 1994, PRIOR TO ANY REDUCTION BY THE COMMITTEE, had the Covered Employee Performance Pool been in effect for such year.

                           MAXIMUM NEW PLAN BENEFIT

        NAME AND POSITION                                          DOLLAR VALUE
        -----------------                                          ------------
        G. David, President and Chief Executive Officer...........  $1,572,600
        R. Daniell, Chairman......................................  $  917,350
        K. Krapek, President, Pratt & Whitney.....................  $  917,350
        S. Page, Executive Vice President and Chief Financial       $  917,350
         Officer..................................................
        I. Yoskowitz, Executive Vice President and General          $  917,350
         Counsel..................................................
        Executive Group...........................................  $5,242,000
        Non-Executive Officer Director Group......................  $        0
        Non-Executive Officer Employee Group......................  $        0

  VOTE REQUIRED. Approval of the amendment establishing a Covered Employee Performance Pool requires that a majority of the votes present in person or by proxy which are entitled to be voted at the Annual Meeting be cast in favor of the amendment. If the amendment to the Incentive Compensation Plan adding the Covered Employee Performance Pool portion thereto is not so approved, then the amendment will be of no force or effect.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                                  ITEM NO. 4
        APPROVAL OF AN AMENDMENT TO THE UNITED TECHNOLOGIES CORPORATION
                           LONG TERM INCENTIVE PLAN

  On February 6, 1995, the Board of Directors authorized an amendment to the Corporation's Long Term Incentive Plan (the "LTIP"), effective January 1, 1995, to add an individual share award limitation and to specify certain performance measures to be applied to the vesting of dividend equivalent awards under the LTIP. The Board of Directors is submitting the amendment to shareowners for approval at the Annual Meeting. The text of the amendment is set forth in Appendix B hereto. Making the payment of dividend equivalent awards contingent on the achievement of specific corporate or business unit performance targets and adding an individual share award limitation to the LTIP are intended to preserve the Corporation's federal tax deductions with respect to certain LTIP awards that might otherwise not be deductible as a result of recent changes in the Internal Revenue Code. The summary below is merely a description of the LTIP and the proposed amendment thereto and is subject in its entirety to the actual terms thereof.

CURRENT PROVISIONS OF THE LONG TERM INCENTIVE PLAN

  The purpose of the LTIP is to provide incentives to those individuals whose judgment, initiative, efforts and accomplishments are key to the success of the Corporation and its businesses by granting awards that are designed to increase the proprietary interest of such individuals in the Corporation's growth and success. Awards under the LTIP are based on the Corporation's Common Stock and, accordingly, directly align the interests of the Corporation's management with its shareowners. Awards under the LTIP include (but are not limited to) stock options and dividend equivalents. Stock options granted under the terms of the LTIP have an exercise price that is not less than the fair market value of the Corporation's Common Stock on the date of grant. The vesting of LTIP awards often is contingent upon individual business unit or overall corporate performance, or a combination thereof.

  Under the terms of the LTIP, no more than two percent of the shares of the Corporation's Common Stock reported as outstanding in the Annual Report on Form 10-K for the preceding year may be awarded in any Plan Year. The Committee on Compensation and Executive Development (the "Committee") is responsible for administering and interpreting the LTIP and for granting awards under the LTIP. Subject to certain limitations, the Committee has authority to delegate certain responsibilities under the LTIP, except that no authority may be delegated with respect to awards to persons who are subject to Section 16 of the Securities Exchange Act of 1934. The LTIP provides that awards will be adjusted in the event of a recapitalization of the Corporation affecting the number of shares outstanding. The LTIP also provides that the Board of Directors may take certain actions upon the recommendation of the Committee in the event of a change of control of the Corporation (as defined therein) for the purpose of assuring fair and equitable treatment of LTIP participants.

  The Committee has established the Continuous Improvement Incentive Program (the "CIIP"), a performance-based program of dividend equivalent awards under the LTIP. A dividend equivalent is the right to receive a payment equal to the amount of dividends declared and paid on the Corporation's Common Stock with respect to each share subject to a CIIP stock option award. Under the CIIP, financial performance targets are established for the Corporation and each of its major business units. The vesting of dividend equivalent awards granted under the CIIP is contingent on corporate and/or business unit achievement measured against CIIP performance targets. Upon vesting, dividend equivalent payments are paid for a specified period of time (up to seven years for the Corporation's most senior executives) following achievement of CIIP performance targets or until the associated stock option is exercised, if sooner.

  The Committee has the right in its discretion to amend or terminate the LTIP. However the Committee may not increase the maximum number of shares that may be subject to awards under the LTIP or take certain other specified actions without approval of the full Board of Directors and, if required by Rule 16b-3 under the Securities Exchange Act of 1934, the shareowners of the Corporation.

ADDITION OF NEW INDIVIDUAL SHARE AWARD LIMITATION TO THE LTIP

  GENERAL. Section 162(m) of the Internal Revenue Code provides that, effective for tax years beginning on or after January 1, 1994, a publicly owned corporation may not deduct compensation in excess of $1 million per year paid to its chief executive officer or to any of its four other most highly paid executive officers, subject to certain exceptions. One such exception is that compensation realized from stock option awards granted under shareowner-approved plans that contain individual share award limitations will be deductible. The proposed amendment to the LTIP establishes an individual award limit under the plan of 1.5 million shares over any consecutive 36-month period. This limit applies cumulatively to awards of shares of stock, awards of options to purchase shares of stock and any other awards payable in shares of Common Stock. This award limitation is intended to achieve compliance with
Section 162(m) while preserving the flexibility the Committee requires to design LTIP awards for the Corporation's most senior executives consistent with LTIP objectives of directly aligning senior executive and shareowner interests and providing an executive compensation program that is fully competitive.

  The proposed limitation is intended to prevent the $1 million limit from causing the Corporation to lose tax deductions with respect to gains realized under LTIP stock option awards. However, the limit is also consistent with the Committee's established practices and objectives with respect to the LTIP and awards thereunder, which will not otherwise be affected by the addition of this limitation to the LTIP. Accordingly, the new share award limitation will apply to all LTIP participants.

  ADJUSTMENT TO ALLOCATION. The 1.5 million thirty-six month share award limitation will be adjusted in the event that there is a recapitalization of the Corporation or other event that otherwise requires adjustment to outstanding LTIP awards.

ADDITION OF SPECIFIED PERFORMANCE GOALS APPLICABLE TO THE VESTING OF DIVIDEND EQUIVALENT AWARDS

  Section 162(m) provides that performance-based compensation paid pursuant to a shareowner-approved plan that satisfies certain conditions will be exempt from the $1 million limitation on deductible compensation. In particular, compensation payments that are contingent upon the achievement of pre-established objective performance goals are exempt from the $1 million limit. Under the CIIP, the Committee has the authority to grant dividend equivalent awards that are subject to vesting based on the achievement of performance targets. The purpose of the proposed amendment is to specify the performance goals applicable to the vesting of future dividend equivalent awards under the CIIP so that any compensation realized from such awards will qualify as performance-based compensation within the meaning of Section 162(m).

  Effective for years beginning on or after January 1, 1995, the vesting of CIIP dividend equivalent awards will be subject to one or more of the following performance measurements, as determined by the Committee: earnings per share ("EPS"); total shareholder return ("TSR"); return on equity ("ROE"); return on sales ("ROS"); return on net operating assets ("RNOA"); and working capital turnover ("WCT"). Performance targets for ROS, RNOA and WCT may be established specifically for each business unit. Performance targets will have a measurement period of not less than one year. Vesting for business unit participants may be based in part on the applicable business unit performance targets and in part on corporate performance targets. If vesting is subject to more than one performance target, the relative weighting of each such target to be used for determining the cumulative vesting percentage will be determined by the Committee.

  CIIP dividend equivalent awards will vest in their entirety if 100% achievement of the applicable performance targets occurs. If aggregate achievement of the applicable targets is 90%, 50% of the dividend equivalents will vest. Vesting will be prorated between 50% and 100% if achievement is greater than 90% but less than 100% of target. There will be no vesting of dividend equivalent awards if aggregate achievement of the applicable performance targets is less than 90% at the end of the performance measurement period.

  For purposes of determining achievement of CIIP performance targets, calculations will be adjusted to eliminate: (i) restructuring charges to the extent they are separately disclosed in the Corporation's Annual Report on Form 10K; (ii) the effects of changes in accounting methods; (iii) the translation impact of changes in foreign currency exchange rates; and (iv) "extraordinary items" determined under generally accepted accounting principles. EPS means primary or fully diluted earnings per share as determined under generally accepted accounting principles. ROE will equal net income available to Common Stock owners divided by average equity. RNOA will be calculated by dividing operating profit before interest expense and income taxes by average net operating assets. ROS will be calculated by dividing operating profit before interest expense and income taxes by sales. TSR will equal the percentage change in the value of a share of Common Stock between the beginning and end of the measurement period, including the amount of dividends paid during the measurement period. WCT will equal the ratio obtained by dividing sales by average working capital. Working capital means external accounts receivable plus net inventory less external accounts payable and advances on sales contracts. The Committee will certify to the achievement of all CIIP performance targets.

  ADMINISTRATION. The establishment of CIIP performance targets applicable to dividend equivalent awards is solely the responsibility of the Committee. CIIP awards and performance targets will be established not later than 90 days after the beginning of the performance measurement period. The terms of a dividend equivalent award may not be amended following such 90 day period. It is the responsibility of the Committee to determine the extent to which LTIP participants vest in dividend equivalent awards as a result of the achievement of CIIP performance targets. In making such determinations, the Committee is entitled to rely on audited consolidated financial statements and such other financial reports and information as it deems necessary and appropriate to certify to the achievement of the CIIP performance targets.

  AMENDMENT AND TERMINATION. The Committee may discontinue or terminate the CIIP in whole or in part at any time and may amend the CIIP in any respect at any time, subject to certain restrictions.

  VOTE REQUIRED. Approval of the foregoing amendment to the LTIP requires that a majority of votes present in person or by proxy which are entitled to be voted at the Annual Meeting be cast in favor of the amendment. If the amendment to the LTIP is not so approved, then the amendment will be of no force or effect.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                                  ITEM NO. 5
                              SHAREOWNER PROPOSAL

  The Corporation has been informed that a shareowner intends to introduce a proposal for adoption at the Annual Meeting which recommends that future proxy statements list the names, titles and compensation amounts for each executive with a base salary of more than $100,000.

                THE BOARD OF DIRECTORS' STATEMENT IN OPPOSITION

  The Securities and Exchange Commission, after two years of intensive study, adopted new rules for proxy disclosure of executive compensation. Public companies now provide significant additional compensation information concerning the Chief Executive Officer and the next four most highly compensated executive officers. This information is provided to shareowners in easy to read charts rather than by narrative description, as previously required. This simplified format allows shareowners to better understand the compensation paid to those senior executives most responsible for the Corporation's performance.

  The Board does not agree that providing further information on compensation paid to executives beyond the five most highly compensated executives would be of material assistance to shareowners in making voting and investment decisions. Further, the Corporation could be put at a competitive disadvantage were it required to make more extensive disclosures on compensation than other public corporations. Therefore, the Board recommends that the shareowners cast their votes against this resolution.

                          TEXT OF SHAREOWNER PROPOSAL

  "RESOLVED: That the shareholders recommend that the Board take the necessary step that United Technologies specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $100,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them."

                      SUPPORTING STATEMENT OF SHAREOWNER

  "REASONS: In support of such proposed Resolution it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized. At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation. Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management.

  Last year, the owners of 21,462,220 shares, representing approximately 19.4% of shares voting, voted FOR this proposal.

  If you AGREE, please mark your proxy FOR this proposal."

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREOWNERS VOTE AGAINST THIS
PROPOSAL.

SUBMISSION OF SHAREOWNER PROPOSALS

  Proposals of shareowners intended to be presented at the 1996 annual meeting must be received by the Corporation no later than November 24, 1995. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations established by the Securities and Exchange Commission.

  The Board of Directors carefully considers all proposals and suggestions from shareowners. When adoption is clearly in the best interest of the Corporation and the shareowners, and can be accomplished without shareowner approval, the proposal is implemented without inclusion in the proxy material. However, the Board of Directors does not agree with all shareowner proposals submitted and must oppose those with which it disagrees to fulfill the Board's obligations to represent and safeguard the best interests of shareowners as a whole.

  The name, address and number of shares held by all shareowners submitting proposals will be furnished to any person upon request to the Corporation.

       REPORT OF THE COMMITTEE ON COMPENSATION AND EXECUTIVE DEVELOPMENT

  The following report is provided by the Board of Directors' Committee on Compensation and Executive Development (the "Committee"). The Committee consists of six outside directors who are not eligible to participate in any executive compensation programs. The Committee met nine times during the year. The Committee supervises the Corporation's Executive Compensation Program (the "Program") and is directly responsible for all compensation actions affecting the Corporation's most senior executives.

COMPENSATION PHILOSOPHY AND OBJECTIVES

 Objectives

  The Program is designed and administered to achieve two principal objectives. First, the Program is intended to be fully competitive for the purpose of assuring that the Corporation is able to attract, motivate and retain talented executives. Second, the Program is intended to create an alignment of interests between the Corporation's executives and shareowners so that a significant portion of each executive's compensation varies with individual and corporate performance. Consistent with this objective, the total compensation mix has been designed with a significant emphasis on the long term and at-risk components of compensation. The Committee encourages and regularly reviews stock ownership by the Corporation's most senior executives.

 Compensation Peer Group

  The Committee utilizes information about other companies' compensation practices, including data provided by outside consultants. These companies are not necessarily the same companies that are most appropriate for comparing shareowner returns in the corporate performance graph. Accordingly, the competitive information considered by the Committee includes fifteen of the companies included in the Dow Jones Industrial Average as shown on the Corporation's performance graph on page 24, as well as twenty-one other companies (the "Compensation Peer Group"). Compensation Peer Group companies have characteristics similar to the Corporation such as diversified product lines, global operations and sales volumes. Such companies often compete with the Corporation for executive talent. The Corporation targets the value of the Program for its most senior executives, including the named executive officers, to be between the 50th and the 75th percentile of the Compensation Peer Group.

 Deductibility of Compensation

  The Committee has reviewed Section 162(m) of the Internal Revenue Code which generally prevents the Corporation from claiming a tax deduction for compensation in excess of $1 million paid to the Chief Executive Officer or to the four other most highly-paid executives of the Corporation and its subsidiaries. This deduction limitation however, does not apply to performance based compensation that satisfies certain requirements. The Committee has determined that it is in the best interests of the Corporation and its shareowners to structure the compensation of executive officers, to the extent practicable, so that compensation will not be subject to the deduction limit. Accordingly, amendments to both the Annual Executive Incentive Compensation Plan and the Long Term Incentive Plan are submitted for shareowner approval. However, because the Internal Revenue Service has not yet promulgated its final regulations under Section 162(m), there can be no assurance that the proposed amendments will satisfy final Internal Revenue Service regulations.

 Base Salary

  Executive base salaries are designed to be competitive with salaries paid for similar positions at Compensation Peer Group companies. Individual executive performance is evaluated annually against a number of job specific competencies. This performance evaluation serves as the key element in determining the amount and timing of any base salary increase. Compensation Peer Group competitive information is also considered.

 Annual Incentive Compensation

  The Annual Executive Incentive Compensation Plan is designed to reward performance relating to annual goals of the Corporation and the business units. Objectives are established for the corporate headquarters and each business unit. For 1994, the corporate objectives were net income and cash flow, weighted 60% and 40%, respectively. The business units' objectives were earnings before interest and taxes, and cash flow, weighted 60% and 40%, respectively. The Committee determines the amount available for annual incentive cash awards at the corporate headquarters based on achievement of the objectives described above and an overall judgment of corporate performance. The Chief Executive Officer ("CEO") determines the amount available for annual incentive cash awards at each business unit. Individual awards are determined on the basis of performance measured against objectives and a subjective assessment of the individuals overall contribution to business unit or corporate results.

 Long Term Incentive Compensation

  The Corporation's Long Term Incentive Plan is designed to provide the opportunity for competitive financial awards to key employees whose efforts and achievements contribute to the long term success of the Corporation. Under the 1994 Continuous Improvement Incentive Program (the "CIIP"), as approved by the Committee, two award vehicles are available: Stock Options and Dividend Equivalents. These equity-based awards are consistent with the Corporation's compensation philosophy of aligning the interests of executives with those of the Corporation's shareowners.

  Stock Option awards emphasize long term increase in shareowner value. Executives will become vested in stock options three years from the date of grant. The options will remain exercisable for a period of seven years once vested. The exercise price of the options is the closing price of the Corporation's stock on the date of the grant.

  Dividend Equivalents ("DEs") reinforce the importance of meeting key long-term financial objectives. A dividend equivalent is the right to receive payments equal to the quarterly dividend paid to the Corporation's shareowners. Under the CIIP, executives are awarded one DE for each stock option granted. DEs become vested and payable solely on the basis of achievement of previously established corporate and/or business unit financial targets measured over a three-year period, as determined by the Committee. For 1994, the Corporate headquarters targets are earnings per share (EPS) and return on equity (ROE), weighted equally. Each business unit has a financial target of either return on net operating assets (RNOA) or return on sales
(ROS). No vesting of DEs occurs if aggregate achievement of performance targets is less than 90%. Payment of vested DEs awarded in 1994 will begin in March of 1997, and will continue for two to seven years depending upon an executive's level. DE payments end when the DE term expires or the associated stock option is exercised, if sooner.

  Individual CIIP grants are based largely on a subjective evaluation of demonstrated performance, potential and ability to contribute to the achievement of CIIP targets. The Committee also considers information on long term grants at the Compensation Peer Group companies provided by outside consultants to insure that the award opportunity is within a competitive range.

 Chief Executive Officer Compensation

  The Committee considered a number of specific factors both quantitative and qualitative, as described in this report, in determining compensation awards for George David, President & Chief Executive Officer. The Committee assessed his performance relative to the Corporation's financial and operating results as well as achievements related to long term corporate performance and does not employ a specific formula in its compensation decisions.

  During 1994, under Mr. David's leadership and direction, the Corporation continued to enhance its competitiveness through ongoing productivity gains, cost reduction and financial performance improvements. The 1994 restructuring program objectives established in August 1991 were successfully achieved. As a result of this achievement, Mr. David vested in 20,000 performance-based restricted shares. A number of factors in 1994, including growth in the Corporation's commercial businesses, recovery in its important Pratt & Whitney unit and continued expansion of the Corporation's international presence, indicate that the Corporation is well positioned for future growth and profitability.

  The Corporation's EPS increased 33% over 1993, from $3.30 to $4.40, on approximately the same revenue base. The Corporation's commercial businesses performed exceptionally well in 1994, with Otis, Carrier and UT Automotive posting record profits and revenues. The Corporation continues its strategic focus on international growth, with these revenues now accounting for 55% of total revenues.

  The aerospace and defense industry recession continued in 1994. However, despite lower revenues, profits increased at Pratt & Whitney. The PW4084 engine, which will power the new Boeing 777, received FAA certification on schedule. Sikorsky improved its margins as a percentage of sales and achieved record profits despite a reduction in revenue. Hamilton Standard results were disappointing. The Committee believes Mr. David took decisive actions to recover from the effects on Hamilton Standard of a weak aerospace market and to reposition Hamilton Standard for the future.

  Mr. David continued to focus on the critical measures of cash flow and working capital turnover. Cash flow measured as a change in net debt, was favorable at $481 million for 1994, approximately twice the 1993 level. Working capital turnover was 5.01 turns compared to 4.79 turns in 1993.

  The Committee also considered that Mr. David implemented a series of strategic initiatives, including the divestitures of Norden and the Corporation's Westland Group plc holdings, a share repurchase program, an 11.1% Common Stock dividend increase which enhanced shareowner value and a number of tax and debt management programs designed to strengthen the Corporation's finances over the long term.

  Robert F. Daniell served as Chief Executive Officer until Mr. David assumed the post in April. Mr. Daniell continues as Chairman of the Board. The Committee considered a number of factors relative to compensation decisions affecting Mr. Daniell in 1994. As with Mr. David, the Committee did not use a specific formula in its compensation decisions. During 1994, Mr. Daniell achieved a smooth transition of Chief Executive Officer responsibilities to Mr. David. Progress on the Corporation's financial and strategic objectives continued on pace. Since the initiation by Mr. Daniell of the restructuring program in August 1991 through the end of February 1995, the Corporation's share price has increased 44.7%, compared with 33.4% for the Dow Jones Industrial Average. As a result of the successful achievement of this program's objectives, Mr. Daniell vested in 12,500 performance-based restricted shares. Mr. Daniell's experience and judgment continue to be an important resource for the Corporation, providing guidance on longer term strategic and policy issues.

 Base Salary

  Mr. David was promoted to President & Chief Executive Officer from President & Chief Operating Officer on April 18, 1994. His salary was increased to reflect the Committee's favorable view of Mr. David's performance and to recognize his increased responsibilities. This increase brings his salary to a level slightly below the 50th percentile of salaries paid to CEO's of Compensation Peer Group companies. Mr. Daniell's base salary was reduced to reflect his transfer of Chief Executive Officer responsibilities to Mr. David.

 Annual Incentive Compensation

  Mr. David's 1994 incentive compensation award was $700,000. The Committee took into consideration the Corporation's improved net income and positive cash flow, as well as the other factors noted above. This places Mr. David's total cash compensation slightly below the 50th percentile of the Compensation Peer Group Chief Executive Officers. Mr. Daniell's 1994 incentive compensation award was $500,000. The Committee considered the successful transition of CEO responsibilities to Mr. David and Mr. Daniell's continued involvement in major strategic issues.

 Long Term Incentive Compensation

  Mr. David's and Mr. Daniell's long term CIIP awards were determined using the same guidelines used for the executive population as described above. Mr. David and Mr. Daniell were granted 65,000 and 50,000 stock options and associated dividend equivalents, respectively, in 1994 under the CIIP.

  Mr. David was granted a one-time special award of 250,000 stock options to recognize his promotion to CEO and to align clearly the CEO's long term incentive opportunity with shareowner interests. These options vest after a three-year holding period and are exercisable for seven (7) years from the date of vesting.

              COMMITTEE ON COMPENSATION AND EXECUTIVE DEVELOPMENT

           Robert F. Dee, Chairman           Charles R. Lee


           Howard H. Baker, Jr.              Harold A. Wagner


           Charles W. Duncan, Jr.            Jacqueline G. Wexler

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Senator Howard H. Baker, Jr. serves as a member of the Committee on Compensation and Executive Development of the Board of Directors. As noted previously, Senator Baker is also a partner in the law firm of Baker, Donelson, Bearman & Caldwell (formerly Baker, Worthington, Crossley, Stansberry & Woolf). This firm is retained from time to time to provide legal services; fees paid during 1994 were not material to total revenues for either the law firm or the Corporation.

                      COMPENSATION OF EXECUTIVE OFFICERS

  The following Summary Compensation Table sets forth for the Corporation's Chief Executive Officer and the other four most highly compensated executive officers of the Corporation and its subsidiaries in 1994 (the "named executive officers") the compensation earned by such persons for services rendered in all capacities to the Corporation during the three fiscal years ended December 31, 1994.

                          SUMMARY COMPENSATION TABLE

                                                                         LONG TERM COMPENSATION
                                                                  -------------------------------------
                                      ANNUAL COMPENSATION                  AWARDS             PAYOUTS
                              ----------------------------------- -------------------------- ----------
                                                         OTHER                                  LONG       ALL
          NAME                                           ANNUAL                   SECURITIES    TERM      OTHER
          AND                                           COMPEN-     RESTRICTED    UNDERLYING INCENTIVE   COMPEN-
       PRINCIPAL                                       SATION (2)     STOCK        OPTIONS    PAYOUTS   SATION (4)
        POSITION         YEAR SALARY ($) BONUS (1) ($)    ($)     AWARDS (3) ($)     (#)        ($)        ($)
       ---------         ---- ---------- ------------- ---------- --------------  ---------- ---------- ----------
R. Daniell, Chairman.... 1994  $922,916    $500,000     $190,052    $        0      50,000   $  863,807  $96,713
                         1993  $962,500    $800,000     $138,488    $        0      25,000   $  885,368  $77,453
                         1992  $879,167    $      0     $132,209    $  634,375(5)  150,000   $  411,172  $65,985
G. David, President and  1994  $906,250    $700,000     $129,310    $        0     315,000   $1,319,119  $27,484
 Chief Executive         1993  $770,833    $600,000     $108,532    $        0      20,000   $  771,431  $25,566
 Officer................ 1992  $603,854    $      0     $ 84,596    $1,015,000(5)  120,000   $  285,686  $21,365
K. Krapek, President     1994  $587,500    $400,000     $ 68,225    $        0      80,000   $  308,801  $18,170
 Pratt & Whitney........ 1993  $533,333    $300,000          --     $        0      12,000   $  674,785  $16,879
                         1992  $360,000    $225,000          --     $  822,850(6)   87,000   $  294,239  $24,080
S. Page, Executive Vice
 President and Chief     1994  $468,750    $315,000     $ 59,855    $        0      15,000   $   12,130  $44,614
 Financial Officer...... 1993  $410,511    $385,000     $177,904    $  473,750(7)   37,000   $  212,667  $41,875
I. Yoskowitz, Executive  1994  $475,000    $315,000     $ 80,858    $        0      15,000   $  497,596  $16,760
 Vice President and      1993  $450,000    $285,000     $ 66,697    $  111,875(7)    8,500   $  341,953  $17,304
 General Counsel........ 1992  $404,167    $180,000     $ 59,877    $1,141,875(5)    8,500   $  111,741  $14,652

-------
  (1) Incentive compensation shown in the Bonus column for Messrs. Daniell, David, Krapek, Page, and Yoskowitz was paid under the Annual Executive Incentive Compensation Plan. For 1994, $8,816,160 was the aggregate amount set aside under the Annual Executive Incentive Compensation Plan with respect to the Corporate Fund.

  (2) In 1994, the amounts include: $36,412 for personal use of corporate aircraft for security reasons by Mr. David and a perquisite allowance for Messrs. Daniell, David, Krapek, Page and Yoskowitz of $41,703, $41,664, $47,830, $56,250 and $45,226, respectively. For each year, amounts reported under Other Annual Compensation include non-preferential dividends paid on non-vested, performance-based restricted stock.

  (3) No restricted stock awards were made to the named executive officers in 1994. Regular quarterly dividends are paid on all shares of restricted stock. At the close of business on December 31, 1994, the following named executives held total non-vested time-based and/or performance-based restricted shares as follows: Mr. Krapek--4,200 shares valued at $264,075; Mr. Page--7,500 shares valued at $471,563; and, Mr. Yoskowitz--2,500 shares valued at $157,188. The foregoing values were calculated by multiplying the closing market price of the Common Stock on December 31, 1994 by the number of restricted shares held.

  (4) For 1994, consists of employer matching contributions in the Employee Savings Plan of $7,034 for Mr. Page and $7,075 for Messrs. Daniell, David, Krapek, and Yoskowitz, respectively, and life insurance premium payments of $89,638, $20,409, $11,095, $37,580, and $9,685, respectively for Messrs.
Daniell, David, Krapek, Page and Yoskowitz.

  (5) Consists of 1992 grants of time-based restricted stock to Messrs. Daniell, David and Yoskowitz of 12,500, 20,000, and 22,500 shares, respectively. All shares held by Messrs. Daniell and David and 15,000 shares held by Mr. Yoskowitz vested on December 31, 1992. 7,500 shares held by Mr. Yoskowitz vested on December 31, 1994.

  (6) Consists of a grant of 16,700 shares of time-based restricted stock to Mr. Krapek. 6,250 of these shares vested on each of December 31, 1992 and December 31, 1994. 4,200 performance-based restricted shares were converted to a time-based award with vesting scheduled to occur September 1, 1995. This change was authorized by the Committee on Compensation and Executive Development because the original performance-based vesting criteria applied to Carrier Corporation and are no longer applicable to Mr. Krapek in his current position as President of Pratt & Whitney.

  (7) Consists of 1993 grants of time-based restricted stock to Messrs. Page and Yoskowitz of 10,000 and 2,500, respectively. Shares granted to Mr. Page have vested or will vest in annual increments of 2,500 shares in January of 1994 through 1997. The 2,500 shares held by Mr. Yoskowitz are scheduled to vest February 26, 1996.

  The following table sets forth information concerning individual grants of stock options made during the 1994 fiscal year to each named executive officer. The Corporation did not grant any stock appreciation rights during the 1994 fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                       INDIVIDUAL GRANTS (1)
                         ---------------------------------------------------
                          NUMBER OF    % OF TOTAL
                           SHARES       OPTIONS
                         UNDERLYING    GRANTED TO
                           OPTIONS    EMPLOYEES IN EXERCISE PRICE EXPIRATION    GRANT DATE
NAME                     GRANTED (#)  FISCAL YEAR      ($/SH)        DATE    PRESENT VALUE (2)
----                     -----------  ------------ -------------- ---------- -----------------
R. Daniell..............    50,000(3)      2.3%        $68.00      2/27/04      $1,026,800
G. David................    65,000(3)      3.0%        $68.00      2/27/04      $1,334,840
                           250,000(4)     11.4%        $64.50      4/17/04      $4,869,750
K. Krapek...............    20,000(3)      0.9%        $68.00      2/27/04      $  410,720
                            50,000(4)      2.3%        $64.50      4/17/04      $  973,950
                            10,000(5)      0.5%        $60.25      7/28/04      $  181,955
S. Page.................    15,000(3)      0.7%        $68.00      2/27/04      $  308,040
I. Yoskowitz............    15,000(3)      0.7%        $68.00      2/27/04      $  308,040

-------
  (1) Under certain circumstances involving a change of control or restructuring, the Board of Directors, under the terms of the Corporation's Long Term Incentive Plan, may accelerate the vesting of option grants, purchase an outstanding grant for the cash value thereof or provide for other adjustments or modifications to the outstanding grants. All stock options were granted with an exercise price equal to the market price of the Common Stock on the date of grant.

  (2) The values listed in this column are based on the Black-Scholes option pricing model. The estimated values are based on a number of variables and include the following assumptions: interest rate of 7.0%, stock price volatility of 0.2124, and future dividend yield of 3.0%. The estimated values are not intended as a forecast of the future appreciation in the price of the Corporation's stock. If the Corporation's stock does not increase in value above the exercise price of the stock option, then the option grants described in the table will be valueless. There is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model or any other model applied to value the stock options.

  (3) These options were granted on February 28, 1994, and will become exercisable on February 28, 1997. These grants include an equal number of Dividend Equivalents, which entitle the holder to receive a payment equal to the quarterly dividend amount paid on Common Stock for a stated period of time. Dividend Equivalents will be paid if, and to the extent the executive vests in the Dividend Equivalents at the end of the three-year performance period as a result of achieving performance objectives.

  (4) These options were granted on April 18, 1994, and will become exercisable on April 18, 1997.

  (5) These options were granted on July 29, 1994, and will become exercisable on July 29, 1997. These grants include an equal number of Dividend Equivalents, which entitle the holder to receive a payment equal to the quarterly dividend amount paid on Common Stock for a stated period of time. Dividend Equivalents will be paid if, and to the extent the executive vests in the Dividend Equivalents at the end of the three-year performance period as a result of achieving performance objectives.

  The following table sets forth information concerning the exercise of stock options during the 1994 fiscal year by each of the named executive officers and the fiscal year end value of unexercised options. No stock appreciation rights were exercised or outstanding in 1994.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                                                            VALUE OF
                                                              NUMBER OF SHARES             UNEXERCISED
                                                                 UNDERLYING               IN-THE- MONEY
                                                             UNEXERCISED OPTIONS           OPTIONS AT
                                                           AT FISCAL YEAR END (#)    FISCAL YEAR END ($)(1)
                                                          ------------------------- -------------------------
                         SHARES ACQUIRED      VALUE
NAME                     ON EXERCISE (#) REALIZED ($) (1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     --------------- ---------------- ----------- ------------- ----------- -------------
R. Daniell..............     230,000        $5,971,250      254,474      185,296    $5,192,572   $1,702,240
G. David................       6,381        $  129,215      271,805      423,969    $4,689,542   $1,400,063
K. Krapek...............       3,381        $   68,606       99,870      155,460    $1,790,287   $1,382,000
S. Page.................           0        $        0        6,384       45,616    $  115,710   $  489,290
I. Yoskowitz............       6,960        $  138,330      117,724       18,978    $2,011,426   $   72,101

-------
  (1) The value reported is based either on the closing price on the date of exercise or on December 31, 1994, as applicable, and is calculated by subtracting the exercise price of the option from the applicable amount.

PERFORMANCE GRAPH

  The following graph presents a comparison of the cumulative total shareowner return for the five years ending December 31, 1994 on the Corporation's Common Stock, as measured against the Standard & Poor's 500 Stock Index and the thirty companies that comprise the Dow Jones Industrial Average. The Corporation is a component of both indices. These figures assume that all dividends paid over the five year period were reinvested, and the starting value of each index and the investment in the Corporation's Common Stock was $100 on December 31, 1989.


                         [GRAPH APPEARS HERE]

                                1989    1990    1991    1992    1993    1994
United Technologies           $100.0   $91.4  $107.6   $99.1  $132.0  $137.9
Standard & Poor's 500         $100.0   $96.9  $126.3  $135.9  $149.5  $151.5
Dow Jones Industrial Average  $100.0   $99.4  $123.5  $132.6  $155.1  $163.0


EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

  In 1981, the Board of Directors adopted the Senior Executive Severance Plan (the "Severance Plan"). The Committee on Compensation and Executive Development has the authority to select the participants under the Severance Plan. Effective December 31, 1994, there were 37 key executives, including the five named executive officers, covered under the Severance Plan. The Severance Plan provides that in the event of termination of the participant's employment with the Corporation for any reason (other than death, disability or retirement at or after the normal retirement date) within two years after any change of control of the Corporation, as defined in the Severance Plan, the participant will receive: (i) a cash payment of three times the participant's highest annual compensation (including base salary and incentive compensation) during the preceding three years; (ii) accelerated vesting of all awards outstanding under the Corporation's Long Term Incentive Plan; (iii) special supplemental retirement benefits determined as if the participant had three years additional credited service under the Corporation's pension plans as of the date of termination; and (iv) continuation of other fringe benefits or equivalent benefits for a period of three years. The Severance Plan provides for a supplemental cash payment to Severance Plan participants to the extent necessary to preserve the level of benefits provided in the Plan in the event of the imposition on any such participant of excise taxes payable in respect of "excess parachute payments" under the Internal Revenue Code.

  In addition to the Severance Plan, 32 key executives, including the five named executive officers, are eligible to receive separation benefits at the time of their termination from employment with the Corporation, subject to certain limited exceptions. The value of such separation benefits under this program is 2.5 times base salary at the date of separation. Benefits are subject to offset against any amounts paid pursuant to the Severance Plan (as described above).

PENSION PLAN

                                    PENSION PLAN TABLE
               -----------------------------------------------------------------
                                     YEARS OF SERVICE
               -----------------------------------------------------------------
REMUNERATION      15         20         25         30         35          40
------------   --------   --------   --------   --------   --------   ----------
 $  500,000    $146,800   $195,700   $219,600   $243,500   $267,800   $  292,800
 $  750,000    $221,800   $295,700   $332,100   $368,500   $405,300   $  442,800
 $1,000,000    $296,800   $395,700   $444,600   $493,500   $542,800   $  592,800
 $1,250,000    $371,800   $495,700   $557,100   $618,500   $680,300   $  742,800
 $1,500,000    $446,800   $595,700   $669,600   $743,500   $817,800   $  892,800
 $1,750,000    $521,800   $695,700   $782,100   $868,500   $955,300   $1,042,800

  Compensation covered by the pension plans of the Corporation and its subsidiaries includes total cash remuneration in the form of salaries and wages, including awards paid under the Annual Executive Incentive Compensation Plan (shown in the Bonus Column of the Summary Compensation Table) but excluding awards paid under the United Technologies Corporation Long Term Incentive Plan (shown in the Long Term Compensation Columns of the Summary Compensation Table). Benefits are computed as a percentage of final average earnings during the highest five consecutive years out of the last ten years worked, less a portion of the participant's social security benefit.

  As of December 31, 1994, the executive officers named in the Summary Compensation Table had the following full years of credited service for determining benefits: R. Daniell, 38 years; G. David, 19 years; K. Krapek, 12 years; S. Page, 1 year; and I. Yoskowitz, 15 years.

                                OTHER BUSINESS

  The Board of Directors knows of no other matters to be voted upon at the meeting. However, the persons named in the enclosed proxy card will, at their discretion, vote the shares they represent upon any other business that may properly come before the meeting.

                              PROXIES AND VOTING

TABULATION AND SECRECY OF VOTES

  Pursuant to the Bylaws of the Corporation, the Board of Directors has appointed representatives of First Chicago Trust Company of New York to serve as Inspectors of Election to supervise the voting at the annual meeting. The Inspectors will decide all questions respecting the qualification of voters, the validity of the proxies and the acceptance or rejection of votes. None of the Inspectors is an officer, employee or shareowner of the Corporation. In addition, the Corporation has engaged the services of First Chicago Trust Company of New York to receive, inspect, tabulate and maintain custody of proxies returned to First Chicago Trust Company of New York. The Inspectors and all other persons, including employees of First Chicago Trust Company of New York and the Corporation, whose duties require the handling of proxies and tabulation of votes, have been instructed that the vote of any shareowner will be kept secret and shall not be disclosed except as may be required for legal purposes.

SOLICITATION

  Solicitation of proxies is being made by the Board of Directors through the mail, in person and by telephone. The cost will be borne by the Corporation. In addition, arrangements have been made with brokerage houses and other custodians to send proxies and proxy soliciting material to the persons for whom they hold shares, and the Corporation will reimburse them for their expenses in so doing. The Corporation has also retained Georgeson & Company Inc., New York, NY, to aid in the solicitation of proxies at a fee estimated at $15,500 plus out-of-pocket expenses.

REVOCATION

  A shareowner executing and returning a proxy has the power to revoke it at any time before it is voted by giving written notice of such revocation to the Secretary of the Corporation, by submission of another proxy bearing a later date, or by attending the meeting and requesting to vote in person.

SIGNATURES IN CERTAIN CASES

  If a shareowner is a corporation, the enclosed proxy card should be signed in its corporate name by an authorized officer and his/her title should be indicated. If stock is registered in the names of two or more trustees or other persons, the proxy card may be signed by one of them. If stock is registered in the name of a decedent, the proxy card should be signed by an executor or administrator, whose title as such should follow the signature.

QUORUM AND VOTE REQUIRED FOR APPROVAL

  The presence, in person or by proxy, of the owners of the majority of outstanding shares entitled to be cast, will constitute a quorum for the transaction of business. Directors are elected by a plurality of votes cast. A majority of shares represented in person or by proxy which are entitled to be voted at the Annual Meeting is required for the appointment of Price Waterhouse LLP as General Auditor, and for the adoption of the amendment to the Annual Executive Incentive Plan, for the adoption of the amendment to the Long Term Incentive Plan, and for approval of the shareowner proposal on executive compensation.

ACTION TO BE TAKEN UNDER THE PROXY

  In accordance with the recommendations of the Board of Directors, all proxies will be voted, if no contrary instruction is indicated on the proxy, for the election as directors of the persons nominated by the Board of Directors, for the appointment of Price Waterhouse LLP as General Auditor, for the adoption of the proposed amendment to the United Technologies Corporation Annual Incentive Plan, for the adoption of the proposed amendment to the United Technologies Corporation Long Term Incentive Plan, and against the shareowner proposal on executive compensation.

SAVINGS PLANS

  A separate proxy card has been sent by the Trustee to each employee who participates in a Savings Plan of the Corporation or one of its subsidiaries through investment in a UTC Stock Fund or the Employee Stock Ownership Plan. Shares held in the UTC Stock Fund will be voted by the Trustee in accordance with the employee's directions. If an employee does not mark instructions on the card or if the employee does not return the instruction card to the Trustee, the Trustee will vote such shares in accordance with the instructions it receives with respect to a plurality of the shares for which instruction cards are received by the Trustee. All employer stock in the ESOP Fund that has been allocated to the employees' accounts for which the Trustee receives voting instructions will be voted in accordance with those instructions. All employer stock that has been allocated to the employees' accounts but for which the Trustee has not received voting instructions, and all unallocated shares in the ESOP account, will be voted by the Trustee in accordance with the instructions it receives with respect to a plurality of the shares that are allocated to the employees' ESOP accounts.

                                 ANNUAL REPORT

  The Corporation's Sixty First Annual Report, including financial statements for the year 1994, was mailed to shareowners on or about February 23, 1995.

                                               William H. Trachsel
                                               Vice President and Secretary

Hartford, Connecticut
March 24, 1995

                                                                     APPENDIX A

                        UNITED TECHNOLOGIES CORPORATION
                 ANNUAL EXECUTIVE INCENTIVE COMPENSATION PLAN

                                  AMENDMENT 1

  The United Technologies Corporation Annual Executive Incentive Plan (the "Annual Incentive Plan") is hereby amended by adding Section VI, as set forth herein, effective January 1, 1995, subject to the approval of shareowners at the Corporation's Annual Meeting to be held April 25, 1995.

VI. COVERED EMPLOYEE PERFORMANCE POOL

  A. INTRODUCTION. The Covered Employee Performance Pool shall be added to the Annual Incentive Plan, effective January 1, 1995, for the purpose of establishing a fund from which annual incentive awards to the Corporation's Chief Executive Officer and four other most highly compensated executives who are considered "covered employees" within the meaning of Internal Revenue Code
Section 162(m) shall be paid. The five individuals who will participate in the Covered Employee Performance Pool shall be determined as of the last day of each fiscal year and shall be referred to as the "Performance Pool Participants." The Covered Employee Performance Pool shall be the exclusive source of Annual Incentive Plan Awards for Performance Pool Participants. In no event will a Performance Pool Participant be eligible to receive an Annual Incentive Award from either the Corporate Fund or the Operating Unit Funds.

  B. DEFINITIONS. For purposes of this Section VI the following terms shall have the following meanings:

    Committee means the Corporation's Board of Directors Committee on Compensation and Executive Development.

    Adjusted Net Income means, for each fiscal year of the Corporation, net income reported on its consolidated financial statement included in its Annual Report on Form 10-K for such year, adjusted to eliminate: (i) restructuring charges to the extent they are separately disclosed in the Corporation's Annual Report; (ii) the effects of changes in accounting principles; and (iii) "extraordinary items" determined under generally accepted accounting principles.

  C. ALLOCATIONS TO THE COVERED EMPLOYEE PERFORMANCE POOL

  (i) Aggregate Annual Allocation.

    Each year an amount equal to 0.75% of the Corporation's Adjusted Net Income shall be allocated to the Covered Employee Performance Pool. Such amount is the maximum amount that may be distributed from the Covered Employee Performance Pool to the Performance Pool Participants.

  (ii) Allocation of Individual Awards.

    Each year the maximum award payable to a Performance Pool Participant shall be as follows: the Chief Executive Officer--30% of the amount allocated to the Covered Employee Performance Pool; and the four other Performance Pool Participants--17.5% of the amount allocated to the Covered Employee Performance Pool.

  D. DISCRETION TO REDUCE ANNUAL INCENTIVE PLAN AWARDS FOR PERFORMANCE POOL PARTICIPANTS.

  Performance Pool Participants will be eligible to receive Annual Incentive Plan Awards with respect to each year for which an amount is allocated to the Covered Employee Performance Pool. The Committee may, in its sole discretion, reduce the amount of any Performance Pool Participant's Annual Incentive Plan Award, taking into account such factors as it deems relevant, including, without limitation: (i) the Corporation's Adjusted Net Income; (ii) other significant financial or strategic achievements during the year; (iii) its subjective assessment of each Performance Pool Participant's overall performance for the year; and (iv) information about compensation practices at other peer group companies for the purpose of evaluating competitive compensation levels so that the Committee may determine that the amount of the annual incentive award is within the targeted competitive compensation range of the Corporation's executive compensation program.

  The Committee shall determine the amount of any reduction in a Performance Pool Participant's Award on the basis of the foregoing and other factors it deems relevant and shall not be required to establish any allocation or weighting formula with respect to the factors it considers. The Committee shall have no obligation to disburse the full amount allocated to the Covered Employee Performance Pool. Amounts allocated but not actually disbursed to a Performance Pool Participant may not be re-allocated to other Performance Pool Participants or utilized for awards in respect of other years. In no event shall any Performance Pool Participant's Annual Incentive Plan Award exceed the amount allocated to the Covered Employee Performance Pool with respect to such Participant.

  E. ADMINISTRATION. The Committee shall have exclusive authority to interpret this Section VI and to administer the Covered Employee Performance Pool. The Committee shall be responsible for certifying the amount of Adjusted Net Income to be allocated to the Covered Employee Pool each year. The Committee shall rely on such financial information and other materials as it deems necessary and appropriate to certify the amount of Adjusted Net Income to be allocated to the Covered Employee Performance Pool. The Committee shall administer the Covered Employee Performance Pool so that Annual Incentive Plan Awards paid therefrom will meet the requirements of "performance-based compensation" as defined in Code Section 162(m).

  F. AMENDMENT. The Committee shall have the authority to amend the Annual Incentive Plan, provided however, that the Committee may not amend the Annual Incentive Plan after the first 90 days of any award year in a manner that would, directly or indirectly: (i) change the method of calculating the amount allocated to the Covered Employee Performance Pool for that year; (ii) increase the maximum award payable to any Performance Pool Participant for that year; or (iii) remove the amendment restriction set forth in this sentence with respect to that year.

                                                                     APPENDIX B

           UNITED TECHNOLOGIES CORPORATION LONG TERM INCENTIVE PLAN

                                  AMENDMENT 1

  The United Technologies Corporation Long Term Incentive Plan (the "LTIP") is hereby amended, effective January 1, 1995, subject to the approval of shareowners at the Corporation's Annual Meeting to be held April 25, 1995.

  1. Section 5(e) is amended and restated as follows:

    DIVIDEND EQUIVALENTS. A Dividend Equivalent is the right to receive a cash payment equal to the amount of dividends paid on Common Stock for a period of time, as specified in the Award Agreement. Dividend Equivalent Awards are subject to performance based vesting criteria.

  2. Section 6, "Limitation on Number of Shares" is amended by adding the following sub-section (c) thereto:

    (c) The Plan shall be subject to an individual share award limitation of
  1.5 million shares over any consecutive 36 month period. For purposes of this limitation, all awards of shares of stock, options to acquire shares of stock or any other award which can be converted into shares shall be subject to this limit, determined in a manner consistent with Section 6(b) hereof. Any award that is forfeited or cancelled within a thirty-six month period shall continue to count against this limitation for the remainder of the thirty-six month period.

 3. Section 17 is hereby added to the Plan as follows:

    17. CONTINUOUS IMPROVEMENT INCENTIVE PLAN.

    (a) INTRODUCTION. The Committee has approved the Continuous Improvement Incentive Program (the "CIIP"), a performance based program of Plan Awards. Under the CIIP, Dividend Equivalent Awards ("DEs") are granted subject to performance based vesting criteria related to key financial performance measurements of the Corporation and the business units. Non-qualified stock options awarded along with DEs become exercisable three years after the date of grant. Exercisability of stock options is not contingent upon achievement of CIIP performance based vesting criteria because the value of stock option awards is directly linked to share price appreciation measured from the date of grant and is therefore performance based independent of CIIP vesting criteria.

    (b) PERFORMANCE TARGETS. Under the CIIP, Participants shall be eligible to receive awards of dividend equivalents ("DEs"), with one DE granted for each stock option granted. A DE is the right to receive a cash payment equal to the amount of dividends paid on Common Stock for a period of time as specified in the Award Agreement, but in no event more than seven years, provided, however, that DE payments will cease if the stock option associated with the vested DE is exercised. The vesting of DEs shall be contingent upon the achievement of certain minimum performance targets measured over a period of time of not less than one year, as established by the Committee. DEs that do not vest will be forfeited without value. The vesting of each years award shall be based upon the achievement of pre-established performance targets as established by the Committee for one or more of the following performance measurements: earnings per share ("EPS"); total shareholder return ("TSR"); return on equity ("ROE"); return on sales ("ROS"); return on net operating assets ("RNOA") and working capital turnover ("WCT"). ROS, RNOA and WCT targets may be specifically formulated for each business unit. Business unit Participants may be subject to performance targets specifically applicable to their business unit or to a combination of corporate and business unit performance targets. If vesting is subject to more than one performance target, the relative weighting of each performance target to be used for determining the cumulative vesting percentage shall be as determined by the Committee.

    Performance targets shall be measured on the basis of audited consolidated financial statements of the Corporation and financial statements of the business units which are used in the audited consolidated financial statements of the Corporation. For purposes of this Section 17, performance targets shall be defined as follows:

      Earnings Per Share means primary or fully diluted earnings per share determined under generally accepted accounting principles.

      Return on Equity means net income available to Common Stock owners divided by average equity.

      Return on Sales means operating profit before interest expense and income taxes divided by sales.

      Return on Net Operating Assets means operating profit before interest expense and income taxes divided by average net operating assets.

      Total Shareholder Return means the percentage change in the value of a share of Common Stock between the beginning and end of the measurement period, including the amount of dividends paid during the measurement period.

      Working Capital Turnover means the ratio obtained by dividing sales by average working capital. For purposes of this definition, working capital means external accounts receivable plus net inventory less external accounts payable and advances on sales contracts.

    (c) ESTABLISHMENT OF PERFORMANCE TARGETS. The Committee shall be exclusively responsible for establishing performance targets applicable to CIIP awards with respect to EPS, ROE, ROS, RNOA, TSR, and WCT, as the case may be. The Committee shall grant CIIP awards and establish performance targets no later than 90 days following the commencement of the performance measurement period. The Committee shall also establish the relative weightings of multiple performance targets no later than 90 days following the commencement of the performance measurement period.

    (d) MEASUREMENT OF ACHIEVEMENT OF PERFORMANCE TARGETS. The Committee shall certify to the measurement of performance by the Corporation and the business units relative to CIIP performance targets and the resulting vesting percentage. The Committee shall rely on such financial information and other materials as it deems necessary and appropriate to enable it to certify to the percentage of achievement of CIIP performance targets. Performance targets will be adjusted by the Committee to eliminate: (i) restructuring charges to the extent they are separately disclosed in the Corporation's Annual Report on Form 10K; (ii) the effects of changes in accounting methods; (iii) the translation impact of changes in foreign currency exchange rates; and (iv) "extraordinary items" determined under generally accepted accounting principles. The Committee shall make its vesting determination not later than the end of the first quarter following the end of the performance measurement period.

    (e) VESTING SCHEDULE. DE payments will commence following the vesting determination date. CIIP Participants shall vest in 100% of their DEs if 100% of their applicable CIIP performance targets are achieved as of the end of the three year performance measurement period. If the cumulative weighted achievement equals 90% of target, 50% of associated DEs will vest. To the extent that cumulative weighted achievement is greater than 90% but less than 100%, the vesting percentage will be determined in accordance with the following formula:

  Vesting Percentage = (Cumulative Weighted Performance Achievement Percentage - 90) X 5 + 50

    If the cumulative weighted performance achievement percentage is less than 90, all DEs will be forfeited without value.

    (f) TRANSFERS. If a Participant transfers from one business unit to another business unit (for this purpose including Corporate Headquarters as a business unit) after the date of a CIIP Award but before the end of the three-year measurement period applicable to the Award, the number of vested DE's will equal the sum of (i) plus (ii) where:

      (i) equals DEs granted, multiplied by a fraction, where the numerator equals the number of months in the unit where the Participant was employed at the time the Award was granted and the denominator equals 36, multiplied by the performance achievement percentage applicable to such business unit; and

      (ii) equals DEs granted, multiplied by a fraction where the numerator equals the number of months employed in the unit to which the Participant was transferred and the denominator equals 36, multiplied by the performance achievement percentage applicable to such business unit.

    If there are subsequent transfers to other business units, vesting calculations will be done using the same formula.

    (g) AMENDMENT. The Committee shall have the authority to amend the CIIP, provided however, that the Committee may not amend the CIIP after the first 90 days of a performance measurement period in a manner that would, directly or indirectly: (i) change the method of measuring performance for that year's CIIP award; (ii) increase the maximum amount payable to any CIIP Participant for that year; or (iii) remove the amendment restriction set forth in this sentence with respect to that year.

                  [LOGO OF UNITED TECHNOLOGIES APPEARS HERE]

   [LOGO OF UNITED TECHNOLOGIES APPEARS HERE]

   One Financial Plaza
   Hartford, CT 06101

P              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
R                THE CORPORATION FOR ANNUAL MEETING, APRIL 25, 1995
O
X    The undersigned hereby appoints Charles W. Duncan, Jr., Robert H. Malott
Y and Jacqueline G. Wexler, and each of them with power of substitution to each, proxies for the undersigned to act and vote at the Annual Meeting of the Shareowners of United Technologies Corporation to be held April 25, 1995, at 11:00 a.m., and at any adjournment thereof, as directed on this card, upon the matters set forth on the reverse side hereof, all as described in the proxy statement, and, in their discretion, upon any other business which may properly come before said meeting.

     Election of Directors. Nominees:                               COMMON STOCK

         Howard H. Baker, Jr., Antonia Handler Chayes, Robert F. Daniell, George David, Robert F. Dee, Charles W. Duncan, Jr., Pehr G. Gyllenhammar, Gerald D. Hines, Charles R. Lee, Robert H. Malott, Harold A. Wagner and Jacqueline G. Wexler.

     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.
                                                                See Reverse Side

                                                                +
                       +++                                      +     1787
[X]  PLEASE MARK YOUR  +                                        +
     VOTES AS IN THE   +                                        ++++++
     EXAMPLE.

This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR all of the Board of Directors nominees, FOR proposals 2, 3 and 4, AGAINST proposal 5.
--------------------------------------------------------------------------------
    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS.
--------------------------------------------------------------------------------

 1. Election of Directors (see reverse)                 FOR      WITHHELD

                                                        [_]         [_]
                                        Vote for all nominees except:


                                        --------------------------------------

--------------------------------------------------------------------------------
                                   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                                   PROPOSALS 2, 3 AND 4 AND AGAINST PROPOSAL 5.

                                             FOR    AGAINST    ABSTAIN
2. Appointment of                            [_]      [_]        [_]
   General Auditor.

3. Approve Amendment                         [_]      [_]        [_]
   of Annual Incentive
   Plan.

4. Approve Amendment                         [_]      [_]        [_]
   of Long-Term Incentive
   Plan.

5. Disclosure of                             [_]      [_]        [_]
   executive
   compensation.

--------------------------------------------------------------------------------

SIGNATURE(S) _____________________________________________ Date_________________
The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.